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                                                                  Exhibit (d)(2)

                            AKAMAI TECHNOLOGIES, INC.

                        Restricted Stock Agreement Under
              Second Amended and Restated 1998 Stock Incentive Plan

     This RESTRICTED STOCK AGREEMENT (the "Agreement") is entered into as of May 5, 2001 (the "Grant Date"), between Akamai Technologies, Inc., a Delaware corporation (the "Company"), and ___________________________________ (the
"Grantee").

                                    RECITALS

     1. The Company has adopted the Second Amended and Restated 1998 Stock Incentive Plan (the "Plan") that provides for the grant under certain circumstances of shares (the "Shares") of common stock, par value $0.01, of the Company (the "Common Stock").

     2. In consideration of the grant of the Awarded Shares (as defined below) and other benefits, Grantee is willing to tender for cancellation certain previously-granted options to purchase Common Stock of the Company (the "Tendered Options") and to abide by the obligations imposed on Grantee under this Agreement.

     NOW THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Company and Grantee hereby agree as follows:

     1. EFFECT OF THE PLAN. Grantee will abide by, and the Awarded Shares granted to Grantee will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Company's Compensation Committee (the "Committee") and by the Board of Directors of the Company (the "Board") pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Agreement shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement.

     2. GRANT. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants and issues to Grantee ____________ Shares (the "Awarded Shares") in exchange for the Tendered Options. This Agreement shall evidence Grantee's ownership of the Awarded Shares, and Grantee acknowledges that he/she will not receive a stock certificate representing the Awarded Shares. The Company or Charles Schwab & Co., Inc. (or such other broker with which the Company has established a relationship) ("Schwab") shall retain custody of the Awarded Shares until the Awarded Shares have vested in accordance with Section 3 of this Agreement. Upon vesting of the Awarded Shares, the Company shall instruct its transfer agent to deposit that portion of the Awarded Shares which has vested (the "Vested Shares") into Grantee's existing stock option account at Schwab (the "Account"), subject to payment (through sale of a portion of the Vested Shares) of all applicable withholding taxes. The Awarded Shares are being granted in consideration for cancellation of the Tendered Options. No additional consideration is required to be paid by Grantee; however, Grantee agrees that the Shares shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 3.2 of this Agreement, the restrictions on transfer set forth in Section 3.5 of this Agreement and the payment of withholding taxes as set forth in Section 5 of this Agreement.

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     3.   AWARDED SHARES.

          3.1 VESTING SCHEDULE; SERVICE REQUIREMENT. The Awarded Shares shall vest if Grantee has been employed continuously from the Grant Date to the applicable date that such portion of the Awarded Shares vests (each, the "Vesting Date"). [One of the vesting schedules set forth below will be inserted here, as applicable.] Shares that have not yet vested pursuant to this Agreement are referred to herein as "Unvested Shares."

     [The following vesting schedule will be inserted into the Restricted Stock Agreements for all employees other than those who tender bonus options or options with a student vesting schedule:]

     Twenty-five percent (25%) of the Awarded Shares will vest six months after the Grant Date (November 5, 2001). An additional 7.5% of the Awarded Shares shall vest at the end of each successive full three-month period following the first Vesting Date (i.e., February 5, May 5, August 5 and November 5) until the third anniversary of the Grant Date, at which time all of the Awarded Shares shall become fully vested.

     [The following vesting schedule will be inserted into the Restricted Stock Agreements for all employees who tender bonus options:]

     The Vesting Date shall occur seven days after the Grant Date, at which time 100% of the Awarded Shares shall vest.

     [The following vesting schedule will be inserted into the Restricted Stock Agreements for all employees who tender options with a student vesting schedule:]

     Twenty-five percent (25%) of the Awarded Shares will vest six months after the Grant Date (November 5, 2001). An additional 25% of the Awarded Shares shall vest at the end of each full twelve-month period following the first Vesting Date (i.e., November 5, 2002, November 5, 2003, and November 5,
     2004).

          3.2 CONDITIONS OF FORFEITURE. If Grantee's employment with the Company is terminated for any or no reason, including but not limited to Grantee's voluntary resignation or termination by the Company without cause, all Unvested Shares shall, without further action of any kind by the Company, be forfeited.

     For purposes of this Agreement, termination from employment shall be deemed to occur on the last day actually worked by Grantee, rather than the last day that Grantee is on the payroll of the Company. The Committee, in its sole discretion, shall determine whether a leave of absence shall constitute a termination of employment.

     Unvested Shares that are forfeited shall be immediately transferred to the Company without any payment by the Company, and the Company shall have the full right to cancel any evidence of Grantee's ownership of such forfeited Shares or take any other action necessary to demonstrate that Grantee no longer owns such forfeited Shares automatically upon such forfeiture. Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Shares.

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          3.3  CHANGE IN CONTROL EVENT. Upon a Change in Control Event (as
defined in the Plan), the number of Vested Shares shall be calculated pursuant to Section 3.1 of this Agreement as though an additional year had elapsed.

          3.4 NON-TRANSFERABILITY. This Agreement may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that it may be transferred by will or the laws of descent and distribution. References to Grantee, to the extent relevant in the context, shall include references to authorized transferees. Except as otherwise determined by the Committee, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any Unvested Shares (each, a "transfer"). Any such transfer by Grantee in violation of this
Section 3.4 shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Shares.

     4. DIVIDEND AND VOTING RIGHTS. Subject to the restrictions contained in this Agreement, Grantee shall have the rights of a shareholder with respect to the Awarded Shares, including the right to vote all such Shares, including Unvested Shares, and to receive all dividends, cash or stock, paid or delivered thereon, from and after the earlier of the date hereof. In the event of forfeiture of Unvested Shares, Grantee shall have no further rights with respect to such Unvested Shares. However, the forfeiture of Unvested Shares pursuant to
Section 3.2 hereof shall not create any obligation to repay dividends received as to such Unvested Shares, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Shares prior to forfeiture.

     5.   WITHHOLDING OF TAXES.

          5.1 The Company's obligation to deliver Shares to Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements ("Withholding Taxes"). In order to satisfy all Withholding Taxes due upon vesting of Grantee's Shares, Grantee agrees to the following:

          (a) As a condition of receiving any Vested Shares, on the date of this Agreement Grantee must execute the Irrevocable Standing Order to Sell Shares attached hereto, which authorizes Akamai and Schwab to take the actions described in this subsection 5.1(a) (the "Standing Order"). Grantee authorizes Schwab to sell, at the market price and on the Vesting Date (or the first business day thereafter if Vesting Date falls on a day when the market is closed), the number of Vested Shares that Akamai has instructed Schwab is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes. Grantee understands and agrees that the number of shares that Schwab will sell will be based on the closing price of the Common Stock on the last trading day before the Vesting Date.

          (b) Grantee agrees that the proceeds received from the sale of Vested Shares pursuant to Section 5.1(a) will be used to satisfy the Withholding Taxes and, accordingly, Grantee hereby authorizes Schwab to pay such proceeds to the Company for such purpose. Grantee understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Account. Grantee further understands that any remaining Vested Shares shall be deposited into the Account.

          (c) Grantee acknowledges and agrees that, in the event that there is not a market in the Common Stock, Akamai will have the right to make other arrangements to satisfy the Withholding Taxes due upon vesting of Grantee's Shares.

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          5.2  GRANTEE ACKNOWLEDGES THAT HE OR SHE HAS BEEN INFORMED OF THE
AVAILABILITY OF MAKING AN ELECTION IN ACCORDANCE WITH SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; THAT SUCH ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS OF THE TRANSFER OF SHARES TO GRANTEE; AND THAT GRANTEE IS SOLELY RESPONSIBLE FOR MAKING SUCH ELECTION.

     6. NOTICES. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, postage prepaid, addressed to the other party hereto at the address shown beneath his, her or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

     7. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

     8. PROVISIONS OF THE PLAN. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to Grantee with this Agreement.

     9. NO RIGHT TO EMPLOYMENT OR OTHER STATUS. This Agreement shall not be construed as giving Grantee the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee free from any liability or claim under this Agreement or the Plan, except as expressly provided in this Agreement.

     10. NATURE OF PAYMENTS. Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (b) any agreement between the Company on the one hand, and Grantee on the other hand, except as such plan or agreement shall otherwise expressly provide.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

     12. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

     13.  AMENDMENT; WAIVER; MISCELLANEOUS.

          (a) This Agreement may be amended or modified only by a written instrument executed by both the Company and the Purchaser. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

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          (b)  If there is any inconsistency between the provisions of this
Agreement and of the Plan, the provisions of the Plan shall govern. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

          (c) With the intention of making Schwab a third-party beneficiary to this Agreement, Akamai hereby agrees to indemnify and hold Schwab harmless from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees and court costs, arising out of: (i) Akamai's non-compliance with the terms of this Agreement; (ii) Grantee's non-compliance with the terms of this Agreement; (iii) any negligent act, omission or willful misconduct by Akamai or Grantee in connection with the subject matter of this Agreement; or (iv) any action taken or omitted by Schwab in good faith reliance upon instructions or information transmitted to Schwab by Akamai in connection with the subject matter of this Agreement. The terms of this paragraph shall not apply to any losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees and court costs, arising out of Schwab's negligence or willful misconduct in connection with the subject matter of this Agreement.

     14. ENTIRE AGREEMENT. This Agreement and the Plan embody the entire agreement of the parties hereto with respect to the Awarded Shares, the consideration for the Awarded Shares, and all other matters contained herein. This Agreement and the Plan supersede and replace any and all prior oral or written agreements with respect to the subject matter hereof. To the extent that the previously-granted stock options tendered by Grantee pursuant to this Agreement were subject to special vesting arrangements, including but not limited to accelerated vesting of those options under certain circumstances described in Grantee's employment offer letter or elsewhere, such special vesting arrangements are hereby null and void.

     IN WITNESS WHEREOF, the Company and Grantee have caused this Agreement to be duly executed as of the date first above written.


                                   AKAMAI TECHNOLOGIES, INC.

                                   By:
                                      ------------------------------------------
                                      George Conrades,
                                      Chief Executive Officer

                                      Address: 500 Technology Square
                                               Cambridge, MA  02139


                                      ------------------------------------------
                                      [employee name]

                                      Address:
                                              ----------------------------------

                                      ------------------------------------------

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                    IRREVOCABLE STANDING ORDER TO SELL SHARES

     I, ___________________________________, have been granted _____________
shares of restricted stock by Akamai Technologies, Inc. ("Akamai"), which is evidenced by a restricted stock agreement between me and Akamai (the "Agreement," copy attached). Provided that I remain employed by Akamai on each vesting date, the shares vest according to the following schedule:

               [applicable vesting schedule will be inserted here]

     I understand that on each vesting date, the vested shares (the "Shares") will be deposited into my account no. _____________ at Charles Schwab & Co., Inc. ("Schwab") and that I will recognize taxable ordinary income as a result. Pursuant to the terms of the Agreement and as a condition of my receipt of the Shares, I understand and agree that, for each vesting date, I must sell a number of shares sufficient to satisfy all withholding taxes applicable to that ordinary income. Therefore, I HEREBY DIRECT SCHWAB TO SELL, AT THE MARKET PRICE AND ON EACH VESTING DATE LISTED ABOVE (OR THE FIRST BUSINESS DAY THEREAFTER IF A VESTING DATE SHOULD FALL ON A DAY WHEN THE MARKET IS CLOSED), THE NUMBER OF SHARES THAT AKAMAI INFORMS SCHWAB IS SUFFICIENT TO SATISFY THE APPLICABLE WITHHOLDING TAXES, WHICH SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF AKAMAI'S COMMON STOCK ON THE LAST TRADING DAY BEFORE EACH VESTING DATE. I understand that Schwab will remit the proceeds to Akamai for payment of the withholding taxes.

     I hereby agree to indemnify and hold Schwab harmless from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees and court costs, arising out of any (i) negligent act, omission or willful misconduct by Akamai in carrying out actions pursuant to the third sentence of the preceding paragraph and (ii) any action taken or omitted by Schwab in good faith reliance upon instructions herein or upon instructions or information transmitted to Schwab by Akamai pursuant to the third sentence of the preceding paragraph.

     I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares which will remain in effect until all of the shares have vested. I also agree that this Irrevocable Standing Order to Sell Shares is in addition to and subject to the terms and conditions of any existing Account Agreement that I have with Schwab.

-------------------------------------   ----------------------------------------
Signature                               Signature (Additional Account Holder)

-------------------------------------   ----------------------------------------
Print Name                              Print Name

Dated:  May __, 2001                    Dated:  May __, 2001